Exhibit 99.1

Supplemental Financial Information of Lorillard, Inc.

As previously announced, the Board of Directors of Lorillard, Inc. (the “Company) declared a three-for-one split of the Company’s common stock. The split did not affect the number of authorized shares included in the Company’s certificate of incorporation. The record date for the stock split was December 14, 2012, and the additional shares were distributed on January 15, 2013. Each shareholder of record on the close of business on the record date received two additional shares of common stock for each share held.

The following table sets forth, as supplemental information, share and per share data that reflects the impact of the Company’s stock split (in millions, except per share data) (all amounts other than net income for the year ended December 31, 2011 are unaudited):

	2011					2012
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Net income	$248	$291	$267	$310	$1,116	$223	$284	$283

Basic earnings per share	$0.57	$0.68	$0.65	$0.77	$2.67	$0.57	$0.72	$0.72
Diluted earnings per share	$0.57	$0.68	$0.65	$0.77	$2.66	$0.57	$0.72	$0.72

Weighted average shares outstanding - basic	434.39	425.36	410.21	399.78	417.32	391.45	390.53	390.21
Effect of dilutive securities	0.42	0.52	0.84	0.89	0.74	0.95	0.91	0.84

Weighted average shares outstanding - diluted	434.81	425.88	411.05	400.67	418.06	392.40	391.44	391.05

Note: Certain rows may not add due to rounding. Certain amounts may not recalculate using the rounded dollar amounts provided.

The following table sets forth, as supplemental information, per share data after considering items impacting comparability (non-GAAP) that reflects the impact of the Company’s stock split (in millions, except per share data) (unaudited):

	2011					2012
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Adjusted net income (non-GAAP)	$248	$291	$267	$295	$1,101	$229	$287	$283
Adjusted diluted earnings per share (non-GAAP)	$0.57	$0.68	$0.65	$0.73	$2.63	$0.58	$0.73	$0.72

Note: Certain rows may not add due to rounding. Certain amounts may not recalculate using the rounded dollar amounts provided.

The following tables set forth the items considered in the calculation of the per share data set forth in the table above after considering items impacting comparability (non-GAAP) as well as a reconciliation of reported (GAAP) per share data to the per share data after considering items impacting comparability (non-GAAP) (in millions, except per share data) (all amounts other than net income for the year ended December 31, 2011 are unaudited):

	2011					2012
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Net income (GAAP)	$248	$291	$267	$310	$1,116	$223	$284	$283
GAAP results include the following:
Impact of RAI mark-to-market adjustments on Lorillard’s tobacco settlement expense included in cost of sales	—	—	—	(15)	(15)	—	—	—
Impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	—	—	—	—	—	6	—	—
Expenses incurred in conjunction with the acquisition of blu eCigs	—	—	—	—	—	—	3	—

Adjusted net income (non-GAAP)	$248	$291	$267	$295	$1,101	$229	$287	$283

Weighted average shares outstanding - diluted	434.81	425.88	411.05	400.67	418.06	392.40	391.44	391.05
Adjusted diluted earnings per share (non-GAAP)	$0.57	$0.68	$0.65	$0.73	$2.63	$0.58	$0.73	$0.72

Note: Certain rows may not add due to rounding. Certain amounts may not recalculate using the rounded dollar amounts provided.

	2011					2012
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Diluted earnings per share (GAAP)	$0.57	$0.68	$0.65	$0.77	$2.66	$0.57	$0.72	$0.72
Impact of adjustments on diluted earnings per share	—	—	—	(0.04)	(0.03)	0.01	0.01	—

Adjusted diluted earnings per share (non-GAAP)	$0.57	$0.68	$0.65	$0.73	$2.63	$0.58	$0.73	$0.72

Note: Certain rows may not add due to rounding. Certain amounts may not recalculate using the rounded dollar amounts provided.